 Continental Alloy Wheel Corporation S-1/A
Exhibit 5.1

BEFUMO & SCHAEFFER PLLC
1629 K Street NW Suite 300 | Washington, DC 20006| Ph: 202-973-0186 | Fax: 202-478-2900| Andrew@befumolaw.com

September 23, 2011

United States Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

RE: Legal Opinion Pursuant to SEC Form S-1/A – Continental Alloy Wheel Corporation (the “Company”), a Nevada corporation

Ladies and Gentlemen:

I have acted as special counsel to the Company for the limited purpose of rendering this opinion in connection with the Registration Statement on Form S-1/A and the Prospectus included therein (collectively the “Registration Statement”)  filed on September 23, 2011, which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect to the registration and proposed sale of up to 2,500,000 shares of Common Stock, par value $0.001 per share, which may be sold at a price of $0.01 per share.

In my capacity as special counsel to the Company, I have examined instruments, documents, and records, which I have deemed relevant and necessary for the basis of my opinion, including, but not limited to, the Certificate of Incorporation of the Company, the By-Laws of the Company, and the records of corporate proceedings relating to the issuance of Shares.  Additionally, I have reviewed and made such other examinations of law and fact as I have deemed relevant to form the opinion hereinafter expressed.

I have examined such documents in light of the applicable laws of the State of Nevada, including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

In such examinations, I have assumed the legal capacity of all natural persons, the authenticity and completeness of all instruments submitted to me as original documents, the conformity to the authentic originals of all documents supplied to me as certified or photostatic or faxed copies, and the genuineness of all signatures contained in the records, documents, instruments, and certificates I have reviewed.

In conducting my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate, limited liability company or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, limited liability company or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

BEFUMO & SCHAEFFER PLLC
1629 K Street NW Suite 300 | Washington, DC 20006| Ph: 202-973-0186 | Fax: 202-478-2900| Andrew@befumolaw.com

Based upon and subject to the foregoing, I make the following opinion on the legality of the securities being registered.  I am of the opinion that:

1. The Company has an authorized capitalization of 75,000,000 shares of Common Stock, $0.001 par value, and no shares of Preferred Stock.

2. The 2,500,000 shares that are being offered by the Company are duly authorized and the shares will, when sold, be legally issued, fully paid and non-assessable.

This opinion letter is limited to the status of shares to be issued under the Registration Statement, and no opinion is implied or may be inferred beyond the matters expressly stated.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to this firm under the heading “Experts” in the Prospectus.  In giving this consent, I do not hereby admit that I am an “Expert” under the Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit.  Further, in giving this consent I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated therein or Item 509 of Regulation S-K.

Very Truly Yours,

Andrew J. Befumo, Esq.
Partner, Befumo & Schaeffer, PLLC